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                  MM Companies Announces Committee Appointments


New York, NY (PR Newswire) July 22, 2003 MM Companies, Inc. (OTC BB MMCO) announced today the membership of its various committees. The announcement was made by James A. Mitarotonda, President and Chief Executive Officer and Mr. Seymour Holtzman, Co-Chairman and Co-Chief Executive Officer.

Mr. Mitarotonda noted the Audit Committee consists of William Fox, Joseph Wright and Jesse Choper. Mr. Fox is serving as Chairman. Additionally, Mr. Mitarotonda noted Jesse Choper, William Fox and Joseph Wright are members of the Compensation Committee with Mr Choper serving as Chairman. Further, Mr. Mitarotonda announced the Nominating Committee consists of Joseph Wright, William Fox and Jesse Choper, with Mr. Wright serving as Chairman.

Mr. Mitarotonda and Mr. Holtzman concluded, "We are extremely pleased to have executives of such caliber and experience serving on our various committees."

About MM Companies, Inc.

MM Companies Inc. was formerly engaged in providing customized CD compilation and music digital downloads. On January 3, 2001, the Company voted unanimously to cease its operations and then sold all of its assets. Subsequently the Company has sought to pursue one or more potential acquisitions of other publicly traded or privately held companies or significant interests in such companies with a view to refocusing the Company's strategic direction. On June 11, 2002, it changed its name from musicmaker.com, Inc. to MM Companies, Inc.

Cautionary Language

Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. MM Companies, Inc.'s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in MM Companies, Inc.'s annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Contact:
Melvyn Brunt
MM Companies, Inc.
212.974.5730